Exhibit 3.1

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us	Colorado Secretary of State Date and Time: 03/10/2017 07:33 AM ID Number: 20141178593 Document number: 20171194870 Amount Paid: $100.00

Articles of Incorporation for a Profit Corporation

filed pursuant to § 7-102-101 and § 7-102-102 of the Colorado Revised Statutes (C.R.S.)

1. The domestic entity name for the corporation is

Urban-gro, Inc.

(Caution: The use of certain terms or abbreviations are restricted by law. Read instructions for more information.)

2. The Principal office address of the corporation’s initial principal office is:

Street address	1751 Panorama Point - Unit E
(Street number and name)

Lafayette	CO	80026
(City)	(State)	(ZIP/Postal Code)

	United States
(Province - if applicable)	(Country)

Mailing address
(leave blank if same as street address)	(Street number and name)

(City)	(State)	(ZIP/Postal Code)

(Province - if applicable)	(Country)

3. The registered agent and registered agent address of the corporation’s initial registered agent are

Name (if an individual	Telsey	Andrew	I
	(Last)	(First)	(Middle)	(Suffix)
or

If an entity
(Caution: do not provide both an individual and an entity name

Street address	12835 E. Arapahoe Road
(	(Street number and name)
Suite 1-803

Contennial	CO	80112
(City)	(State)	(ZIP/Postal Code)

Mailing address
(leave blank if same as street address)	(Street number and name)

(City)	(State)	(ZIP/Postal Code)

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(The following statement is adopted by marking the box.)

☒   The person appointed as registererd agent above has consented to being so appointed.

4. The true name and mailing address of the incorporator are

Name (if an individual	Nattrass	Bradley
	(Last)	(First)	(Middle)	(Suffix)
or

If an entity
(Caution: do not provide both an individual and an entity name

Street address	1751 Panaroma Point
(	(Street number and name)
Unit E

Lafayette	CO	80026
(City)	(State)	(ZIP/Postal Code)

(If the following statement applies, adopt the statement by marking the box and include an attachment)

☐	The corporation has one or more additional incorporators and the name and mailing address of each additional incorporator are stated in an attachment.

5. The classes of shares and number of shares of each class that the corporation is authorized to issue are as follows:

The corporation is authorized to issue ___________ common shares that shall have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution

Information regarding shares required by section 7-106-101, C.R.S., is included in an attachment.

6. (If the following applies, adopt the statement by marking the box and include an attachment)

☒ This document contains additional information as provided by law.

7.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

The delayed effective date and, if applicable, time of this document is/are
(mm/dd/yyyy hour minute am/pm

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is named in the document as one who has caused it to be delivered.

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8. The true name and mailing address of the individual causing the document to be delivered for filing are

Telsey	Andrew	I
(Last)	(First)	(Middle)	(Suffix)

12835 E. Arapahoe Road
(Street number and name or Post Office Box information)

Suite I-803

Centennial	CO	80112
(City)	(State)	(ZIP/Postal Code)

(Province - if applicable)	(Country)

(If the following applies, adopt the statement by marking the box and include an attachment.)

☐	This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

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ATTACHMENT TO ARTICLES OF INCORPORATION

OF

urban-gro, Inc.

I.	CAPITAL STOCK:

The amount of the total authorized capital stock of the corporation shall be one hundred ten million (110,000,000) shares consisting of One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.10 per share, the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

A.	Common Shares

(a)	The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the corporation providing for the issuance of one or more series of the Preferred Shares.

(b)	The holders of the Common Shares shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting groups or groups may hereafter be established in accordance with the Colorado Business Corporation Act, and shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

B.	Preferred Shares

The corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby expressly vested with authority to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by these Articles of Incorporation and the laws of the State of Colorado in respect to the following:

(a)	The number of shares to constitute such series, and the distinctive designations thereof;

(b)	The rate and preference of dividend, if any, the time of payment of dividend, whether dividends are cumulative and the date from which any dividend shall accrue;

(c)	Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d)	The amount payable upon shares in the event of involuntarily liquidation;

(e)	The amount payable upon shares in the event of voluntary liquidation; Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h)	Voting powers, if any; and

(i)	Any other relative right and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

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II.	OPTIONAL ADDITIONAL PROVISIONS

A.	The corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, a board of directors. The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors, provided that the number of directors shall not be less than one (1).

B.	Cumulative voting shall not be permitted in the election of directors or otherwise.

C.	Except as the bylaws adopted by the shareholders may provide for a greater quorum requirement, a majority of the votes entitled to be cast on any matter by each voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter at any meeting of shareholders. Except as bylaws adopted by the shareholders may provide for a greater voting requirement and except as is otherwise provided by the Colorado Business Corporation Act, with respect to action on amendment to these Articles of Incorporation, on a plan of merger or share exchange, on the disposition of substantially all of the property of the corporation, on the granting of consent to the disposition of property by an entity controlled by the corporation, and on the dissolution of the corporation, action on a matter other than the election of directors is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action. Any bylaw adding, changing, or deleting a greater quorum or voting requirement for shareholders shall meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever are greater.

D.	Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent (or counterparts thereof) that sets forth the action so taken is signed by shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of shares entitled to vote on such action were present and voted. Such consent shall have the same force and effect as a unanimous vote of the shareholders and may be stated as such in any document. Action taken under this subsection D is effective as of the date the last writing necessary to effect the action is received by the corporation, unless all of the writing specify a different effective date, in which case such specified date shall be the effective date for such action. If any shareholder revokes his consent as provided for herein prior to what would otherwise be the effective date, the action proposed in the consent shall be invalid.

The record date for determining shareholders entitled to take action without a meeting is the date the corporation first receives a writing upon which the action is taken.

Any shareholder who has signed a writing describing and consenting to action taken pursuant to this subsection D may revoke such consent by a writing signed by the shareholder describing the action and stating that the shareholder's prior consent thereto is revoked, if such writing is received by the corporation before the effectiveness of the action.

E.	The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

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(a)       Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transactions" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose, if: (a) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than quorum; or (b) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (c) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

(b)       Loans and Guarantees for the Benefit of Directors. The corporation may lend money to, guarantee any obligation of, or otherwise assist any officer, director, or employee of the corporation or of a subsidiary, whenever, in the judgment of the Board of Directors, such loan, guaranty, or assistance may reasonably be expected to benefit the corporation. The loan, guaranty, or other assistance may be with or without interest and may be unsecured or secured in such manner as the Board of Directors may approve, including, without limitation, a pledge of shares of stock of the corporation. Subject to the provisions of subsection (a) above, nothing in these Articles shall be deemed to deny, limit, or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

(c)       Indemnification.

(1)	The corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

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(2)	The corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)	To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

(4)	Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding; (ii) if such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel:

(5)	Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(i) or (4)(ii) shall evaluate the reasonableness of expenses and may authorize indemnification.

(6)	Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

(7)	The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and the corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of the Colorado Business Corporation Act are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

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(8)	Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

(9)	The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

(d)       Negation of Equitable Interests in Shares or Rights. The corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person.

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